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                                                                     EXHIBIT 2.2


                      IN THE UNITED STATES BANKRUPTCY COURT

                          FOR THE DISTRICT OF DELAWARE


In re:                                           )
                                                 )      Chapter 11
EXIDE TECHNOLOGIES, et al.,(1)                   )
                                                 )      Case No. 02-11125 (KJC)
                      Debtors.                   )      (Jointly Administered)

                AMENDED TECHNICAL AMENDMENT TO (I) JOINT PLAN OF
              REORGANIZATION OF THE OFFICIAL COMMITTEE OF UNSECURED
             CREDITORS AND THE DEBTORS AND (II) PLAN SUPPLEMENT FOR
             JOINT PLAN OF REORGANIZATION OF THE OFFICIAL COMMITTEE
                     OF UNSECURED CREDITORS AND THE DEBTORS

         Pursuant to section 1127(b) of Title 11 of the United States Code, 11 U.S.C. ss.ss. 101 et seq. (the "Bankruptcy Code"), the Official Committee of Unsecured Creditors and the Debtors and Debtors-in-Possession in the above-captioned and numbered cases, hereby submit their Amended Technical Amendment (the "Technical Amendment") to (i) Joint Plan of Reorganization of the Official Committee of Unsecured Creditors and the Debtors (the "Joint Plan"), and (ii) Plan Supplement for Joint Plan of Reorganization of the Official Committee of Unsecured Creditors and the Debtors (the "Plan Supplement").

         1. The Joint Plan is hereby amended by adding the following provision as Article VIII, Section D of the Joint Plan:

                  As specified in Article VIII.A.6 hereof, prior to the Effective Date, the Creditors Committee shall establish, and the Debtors shall implement, an appropriate and reasonable reserve for potential payment of Disputed Claims in Class P4 comprised of authorized but not issued New Exide Common Stock and New Exide Warrants and in each case the proceeds thereof, if any. To the extent the reserved shares of New Exide Common Stock and New Exide Warrants are


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(1)      The Debtors in these proceedings are: Exide Technologies, f/k/a Exide
         Corporation; Exide Delaware, L.L.C.; Exide Illinois, Inc.; RED Liquidation, L.L.C.; Dixie Metals Company; and Refined Metals Corporation.


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     insufficient to provide for a Pro Rata distribution to any Holder of a
     Disputed Claim as it becomes an Allowed Claim, the Company shall (unless the Debtors (or the Reorganized Debtors), the Creditors Committee (or its successor), the Agent, and the Holder of such Disputed Claim agree on an alternative form of distribution) issue additional shares of New Exide Common Stock and New Exide Warrants (each such additional distribution, an "Additional Class P4 Distribution") such that such Holder receives a distribution constituting the same Pro Rata recovery as other Holders of Allowed Claims in Class P4, taking into consideration the Noteholder Distribution Settlement. At all times, assuming that no adjustments to the number of shares of outstanding New Exide Common Stock issued as of the Effective Date have occurred other than additional distributions of New Exide Common Stock to Creditors pursuant to the Joint Plan and no adjustments to the New Exide Warrants have occurred under Section 12 of the New Exide Warrant Agreement, the aggregate number of shares of New Exide Common Stock issued or issuable upon exercise of all New Exide Warrants distributed to Creditors pursuant to the Joint Plan (the "Underlying New Exide Common Stock") shall represent 20% of the sum of (i) the Underlying New Exide Common Stock plus (ii) any outstanding shares of New Exide Common Stock as of the Effective Date plus (iii) any additional distributions of New Exide Common Stock to Creditors pursuant to the Joint Plan.

         If the Debtors make an Additional Class P4 Distribution, the Debtors shall issue, simultaneously therewith, additional shares of New Exide Common Stock to the Holders as of the Distribution Record Date of Allowed Class P3 Prepetition Credit Facility Claims sufficient to ensure that such Holders have received, in the aggregate, 90% of the total New Exide Common Stock distributed by the Debtors to Creditors pursuant to the Joint Plan. For the avoidance of doubt, the aggregate distribution of New Exide Common Stock to the Holders of Claims in Class P4 shall be 10% of the total New Exide Common Stock distributed by the Debtors to the Creditors pursuant to the Joint Plan (without giving effect to the exercise of any New Exide Warrants).

         All distributions pursuant to this Article VIII.D shall be subject to the adjustments contained in Article VIII.A.5(a), (b) and (c) hereof as if the New Exide Common Stock and New Exide Warrants distributed pursuant to this Article VIII.D were included in the reserve for Disputed Claims.

The Table of Contents of the Joint Plan is hereby deemed amended to incorporate a reference to the foregoing Article VIII, Section D.

         2. The Plan Supplement is hereby deemed amended to delete in its entirety the form of Warrant Agreement contained therein and to substitute in its place the form of Warrant Agreement attached hereto as Exhibit A.


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         3. All references in the Joint Plan, Plan Supplement and Confirmation
Order (as defined in the Joint Plan) to the "Joint Plan," "Plan," or "Plan Supplement" shall be deemed to be references to such documents as amended by this Technical Amendment.

         4. Except as provided herein or in the Confirmation Order, there are no other amendments to the Joint Plan or Plan Supplement.

Dated: April 27, 2004


Submitted By:

KIRKLAND & ELLIS LLP                       AKIN GUMP STRAUSS HAUER & FELD LLP

BY: /s/ Matthew N. Kleiman                 BY:  /s/ Fred S. Hodara
   ----------------------------               ---------------------------------
   Matthew N. Kleiman, Esq.                   Fred S. Hodara, Esq.
   Jason D. Horwitz                           590 Madison Avenue
   200 East Randolph Drive                    New York, NY 10022
   Chicago, IL 60601                          Counsel to the Creditors Committee
   Counsel to the Debtors and
   Debtors in Possession